Exhibit 99.2

MEDecision Chief Medical Officer Joins Partner Medem

WAYNE, Pa. and SAN FRANCISCO — October 1, 2007 — Partners, MEDecision, Inc. (Nasdaq: MEDE), a provider of collaborative care management software, services and clinical content to health care payers, and Medem, Inc., a leading provider of online physician-patient communications services, today announced that Dr. Henry DePhillips, executive vice president and chief medical officer at MEDecision, is joining Medem. His responsibilities at MEDecision are being assumed by its medical director and its vice president of clinical content development. The transition begins today, and an executive search for a new chief medical officer at MEDecision has been initiated.

MEDecision founder and chief executive officer David St.Clair said, “Henry joined MEDecision as its first chief medical officer and has been a valuable catalyst. Now, we’re crossing a threshold, moving from a company launching initiatives to a company building on those initiatives. We will continue to focus on leveraging the programs that we worked closely with Henry to launch and look forward to collaborating with him on several of those programs at Medem.”

Earlier this year, MEDecision and Medem announced a unique collaboration to further empower the physician-patient relationship. Specifically, MEDecision will deliver its Patient Clinical Summary (PCS™), a payer-based, clinically validated, electronic health record, to patients and their providers through iHealth, Medem’s secure, physician-patient communications and connectivity service which includes an interactive and fully transportable online personal health record.

“I came to MEDecision to build on the company’s clinical focus and product delivery in Collaborative Care Management,” added DePhillips. “MEDecision and Medem have synchronistic world views focused on the power of providing the right data to the right people at the right time — a unified effort to improve medical outcomes while reducing overall health care costs. We’ve gathered momentum on the payer side at MEDecision, and I hope to carry that momentum forward on the patient/provider side with Medem.”

About Medem

Based in San Francisco and incorporated in 1999, Medem was founded by the American Medical Association and several national medical specialty societies to develop and provide secure, online communications services for use by physicians and other health care providers, including hospitals, health systems, etc., with their patients. Together with a broad constituent of industry partners, medical societies, patient advocacy groups and government agencies, Medem is uniquely positioned to transform the health care delivery experience for physicians and their patients.

Tens of thousands of physician practices, along with numerous health systems, hospitals, payers and employers, have implemented iHealth Services to improve consumer engagement, advance disease management, increase efficiency and decrease costs. iHealth Services provides the connectivity between community and regional stakeholders in health care which will fulfill the vision of interoperable health records for all Americans by 2014. For more information, please visit www.medem.com.

About MEDecision

MEDecision provides health care payer organizations with collaborative care management software, services and clinical content that allow them to increase administrative efficiency and improve the overall quality and affordability of their members’ health care. Highlighted by the Patient Clinical Summary (PCS™), a payer-based, electronic health record, MEDecision’s technologies analyze data, automate workflow processes and electronically connect patients, providers and payers to give each a common view of the patient’s medical history, helping to foster better clinical decision making. MEDecision believes that, in the aggregate, its customers insure or manage care for approximately one in every six people in the U.S. with health insurance. For more information, please visit www.MEDecision.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, estimates of revenue, the impact on revenue derived from recurring fees and services, and statements concerning the Company’s term license deal pipeline and the Company’s expectations regarding its subscriptions and transactions business, Collaborative Care Management solutions and the Patient Clinical Summary. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from such statements. The Company’s actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including, but not limited to, the Company’s completion of its quarter closing process and the completion of the year-end audit by the Company’s independent auditors and the various risks described in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10K. MEDecision undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

MEDecision is a trademark of MEDecision, Inc. The MEDecision logo and product names are also trademarks or registered trademarks of MEDecision, Inc. Other product and brand names are trademarks of their respective owners. MEDE-E

SOURCE: MEDecision

MEDecision

Carl Smith, 610-540-0202

Carl.Smith@MEDecision.com

The Ruth Group

Stephanie Carrington, 646-536-7017

scarrington@theruthgroup.com